UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

February 25, 2005

MEDI-HUT CO., INC.

(Exact name of registrant as specified in charter)

Nevada	000-27119	22-2436721
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
215 Morris Avenue, Spring Lake, New Jersey		07762
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (732) 919-2799

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 3 -- Securities and Trading Markets

Item 3.02 Unregistered Sales of Equity Securities

On February 25, 2005, Medi-Hut Co., Inc. ("Medi-Hut" or the "Company") issued a warrant to Century Capital Associates LLC ("Century Capital"). The warrant entitled the holder to purchase up to 500,000 shares of Medi-Hut common stock at a purchase price of $.03 per share. The warrant vested for 250,000 shares of Medi-Hut common stock on the date of issuance, February 25, 2005. An additional 20,833 of the shares underlying the warrant will become eligible for purchase on and after the last day of each month commencing February 28, 2005 and ending December 31, 2005, and 20,837 of the shares underlying the warrant will become eligible for purchase on and after January 31, 2006. The warrant was issued to Century Capital in connection with the renewal and amendment on February 1, 2005 of the consulting services agreement between the Company and Century Capital. The warrant was exercised on February 25, 2005 as to 250,000 shares of Medi-Hut's common stock. As a result of this exercise, 125,000 shares of Medi-Hut common stock was issued to David R. LaVance, a principal of Century Capital and the President and Chief Executive Officer of the Company, and 125,000 shares of Medi-Hut common stock was issued to Thomas S. Gifford, a principal of Century Capital and the Executive Vice President, Chief Financial Officer and Secretary of the Company. The aggregate purchase price paid for the 250,000 shares of Medi-Hut common stock by Messrs. LaVance and Gifford was $7,500 ($.03 per share), which represented deferred consulting fees owed by the Company to Century Capital pursuant to its consulting services agreement with Century Capital. With regard to the issuance of the warrant and shares of Medi-Hut common stock upon the exercise thereof, the Company relied on the exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act").

The Company also issued on February 25, 2005 a warrant to each of Richard E. Otto and John A. Moore, members of the Board of Directors of the Company. The warrants were issued to these outside directors as consideration for their service to the Company in 2005. Due to its limited cash position, the Company does not provide cash payments to its directors for their service on the Company's Board of Directors. Each warrant entitles the holder to purchase 200,000 shares of Medi-Hut common stock at a purchase price of $.03 per share. Each warrant vested for 100,000 shares of Medi-Hut common stock on the date of issuance, February 25, 2005. The remainder of each warrant vests on February 25, 2006. Mr. Moore exercised the warrant issued to him on February 25, 2005 as to 100,000 shares of Medi-Hut common stock. The aggregate purchase price paid by Moore for the 100,000 shares of Medi-Hut common stock was $3,000 ($.03 per share). In addition, Mr. Moore also exercised on February 25, 2005 the warrant issued to him on May 14, 2004 as to 66,600 shares Medi-Hut common stock. The aggregate purchase price paid by Mr. Moore for the 66,600 shares of Medi-Hut common stock was $2,664 ($.04 per share). With regard to the issuance of the warrants and shares of Medi-Hut common stock upon the exercise thereof, the Company relied on the exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

In addition, on February 25, 2005, the Company issued 550,000 shares of its common stock to Mr. LaVance and 550,000 shares of its common stock to Mr. Gifford. The aggregate purchase price paid by Messrs. LaVance and Gifford was $110,000 ($.10 per share), which represented deferred consulting fees owed by the Company to Century Capital pursuant to its consulting services agreement with Century Capital. With regard to the issuance of these shares of Medi-Hut common stock, the Company relied on the exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

Further, on February 25, 2005, the warrant issued to Century Capital on February 1, 2003 in connection with its entering into the consulting services agreement with Medi-Hut, was exercised as to 140,624 shares of Medi-Hut common stock. As a result of this exercise, 70,312 shares of Medi-Hut common stock was issued to Mr. LaVance and 70,312 shares of Medi-Hut common stock was issued to Mr. Gifford. The aggregate purchase price paid for the 140,624 shares of Medi-Hut common stock by Messrs. LaVance and Gifford was $2,812.48 ($.02 per share), which represented deferred consulting fees owed by the Company to Century Capital pursuant to its consulting services agreement with Century Capital. With regard to the issuance of these shares of Medi-Hut common stock, the Company relied on the exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDI-HUT CO., INC.

(Registrant)

By:
David R. LaVance
Chairman of the Board, President and Chief Executive Officer

Date: March 1, 2005